NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES                                            Exhibit 12.01
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                Twelve Months
                                    Ended
                                June 30, 1994           1993       1992          1991         1990         1989
Earnings                                                   (Thousands of dollars)
  Income from continuing
  operations before accounting
  change                             $239,970       $211,740   $160,928      $207,012     $192,971     $219,165
Add
  Taxes based on income
    Federal income taxes (1)          112,989         99,952     71,549        75,905      120,686       92,638
    State income taxes (1)             27,963         28,076     19,148        22,209       34,442       25,566
  Deferred income taxes-net            14,510         12,256      5,185        26,506      (31,794)       7,541
  Investment tax credit
    adjustment - net                  (11,268)        (9,544)    (9,708)       (9,189)     (10,048)     (10,906)
Fixed charges                         110,616        113,562    109,888       110,146      111,826      109,466
       Earnings                      $494,780       $456,042   $356,990      $432,589     $418,083     $443,470


Fixed charges
  Interest charges per
    statement of income              $110,616       $113,562   $109,888      $110,146     $111,826     $109,466


Ratio of earnings to fixed
  charges                                 4.5            4.0        3.2           3.9          3.7          4.1




(1) Includes income taxes included in Miscellaneous Income Deductions and Non-operating Taxes.